Exhibit (h)(24)

AMENDMENT
to
Transfer Agency and Service Agreement (the “Agreement”)
between
Boston Financial Data Services, Inc. (the “Transfer Agent”)
and
TIAA-CREF Funds (the “Fund”) on behalf of each of its series (the “Portfolios”)

This Amendment is entered into July 15, 2014 and shall be effective as of September 1, 2014. In accordance with Section 17.1 (Amendment) of the Agreement between the Fund and the Transfer Agent as of September 1, 2009, as amended (the “Agreement”), the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.  Section 13.1 (Termination of Agreement). Section 13.1 of the Agreement is hereby amended as follows:

(i) by replacing the first sentence with the following two sentences:

“The initial term of this amended Agreement shall be September 1, 2014 through August 31, 2019 (the “Initial Term”), unless: (i) terminated by the Funds upon one hundred eighty (180) days’ prior written notice to the Transfer Agent, or by the Transfer Agent upon one hundred eighty (180) days’ prior written notice to the Funds; or (ii) earlier terminated pursuant to this Article 13, subject to Section 13.3. This Initial Term shall not supersede or affect the specific terms of any Schedules or Service Level Agreement related to this Agreement unless specifically agreed to in writing by both parties.”

(ii) by replacing the now fourth and fifth sentences with the following:

“In the event that the Fund terminates this Agreement prior to the end of the Initial Term then the Fund will, other than as provided below, pay to the Transfer Agent an amount equal to the average monthly fee paid by the Fund to the Transfer Agent under the Agreement multiplied by the number of years or partial years remaining in the Initial Term at the time of termination.”

2.  Section 19.1 (Additional Portfolios). Section 19.1 of the Agreement is hereby replaced in its entirety with the following:

“The parties agree that the in the event that the Fund establishes future portfolios, in addition to those listed on Schedule A hereto as of the date hereof, and such portfolios are established under an existing Fund and have requirements consistent with the services being provided by the Transfer Agent to the Fund’s other Portfolios under this Agreement, then such new portfolios shall be covered by this Agreement. The Fund will provide the Transfer Agent with a reasonable amount of written notice regarding any new Portfolios and provide the Transfer Agent with updated versions of Schedule A reflecting all of the Fund’s Portfolios for its records and information. The foregoing shall not apply with respect to funds or portfolios (i) which have different requirements from those already serviced hereunder; or (ii) which result from acquisitions or mergers, which may be added to this Agreement upon mutual agreement of the parties.”

3.   Section 1.1 (Transfer Agency Services). The following subsections of Section 1.1 of the Agreement are hereby amended as follows:

(i)	Subsection 1.1(h) is amended to read as follows:

“Prepare and transmit payments for dividends and distributions declared by the Fund or any Portfolio thereof, as the case may be, based on instructions provided by the Fund;”

(ii)	Subsection 1.1(l) is amended by restating the final sentence thereof as follows:

“The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders;”

(iii)	Subsection 1.1(q) is amended by replacing the first sentence thereof with the following:

“Provide monthly management reports to the Fund in a format and time frame that is mutually agreed upon by the parties hereto.”

4.   Section 1.2(b) (Control Book (also known as “Super Sheet”)). Subsection 1.2(b) of the Agreement is amended to read as follows:

“Maintain daily records and produce daily reports for the Fund of all transactions and receipts of disbursements of money and securities. Deliver a copy of such reports to the Fund for each business day no later than 7:30 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day. Additionally, provide a same day estimate report to the Fund, including transaction receipts and disbursements of money and securities, by 12:00 PM Eastern Time, or such earlier time as the Fund may reasonably require, on the same business day.”

5.   Section 1.2(g) (Call Center Services). Subsection 1.2(g) of the Agreement is amended to remove the fifth sentence, which reads as follows: “After the Transfer Agent has conducted not less than six months and not greater than nine months of client surveys, the Funds and the Transfer Agent will mutually agree to establish a service level agreement for the caller assessment and first call resolution client survey Services.”

6.   Section 1.4. The second and third sentences of Section 1.4 of the Agreement are amended to read as follows:

“Except as otherwise instructed by the Fund, the Transfer Agent, in accordance with its Standard of Care in Section 10, shall have such transactions receive the price, called the net asset value (“NAV”), as of the date that the items are received by the Transfer Agent or any authorized agent of the Fund or the Transfer Agent, if the items are received in good order, prior to the close of the New York Stock Exchange (generally 4:00 p.m. EST). Transactions received by the Transfer Agent or any authorized agent of the Fund or the Transfer Agent after the close of the New York Stock Exchange (generally 4:00 p.m. EST), in good order, shall receive the NAV on the next business day.”

7.   Section 7.10. Section 7.10 of the Agreement is hereby amended by:

(i) adding the following as a new sentence immediately after the seventh sentence:

“When a Plan is triggered by an actual disaster or disruptive event, Transfer Agent will immediately notify the Fund of the occurrence of such an event and provide a projected recovery time from such event.”; and

(ii) replacing each reference to a “SAS 70” report in that Section with a reference to an “SSAE 16” report.

8.   Section 12.1. Section 12.1 of the Agreement is hereby replaced with the following:

“The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of Fund-specific check forms, tax forms and facsimile signature imprinting devices, if any, and for the preparation or use, and for keeping account of, such forms and devices.”

9.   Section 17.12 (Notices) The facsimile number listed for providing notices to the Fund should be replaced with the following number: (212)-913-2040.

10. Schedule 1.2(f) (AML Delegation) is hereby replaced with the attached new Schedule 1.2(f).

11. Schedule 12.3 (Performance Measurement Standards). Schedule 12.3 to the Agreement is hereby replaced with the attached new Schedule 12.3.

12. Recitals Incorporated; Definitions. The foregoing recitals are true and correct and by this reference are incorporated herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

13. Continuing Provisions of the Agreement. Except as otherwise specifically set forth in this Amendment, all other terms of the Agreement shall remain unchanged and continue in full force and effect.

14. Counterparts Signatures. This Amendment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. All counterpart signatures shall be construed together and shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

BOSTON FINANCIAL DATA SERVICES, INC.	TIAA-CREF FUNDS ON BEHALF OF EACH OF ITS PORTFOLIOS

By:	By:

Name: Richard J. Johnson	Name:

Title: Managing Director	Title:

SCHEDULE 1.2(f)

AML Delegation

1.	Delegation.

1.1        In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund. The Fund has had an opportunity to review the AML Procedures with the Transfer Agent and desires to implement the AML Procedures as part of the Fund’s overall AML program (the “AML Program”).

1.2        Accordingly, subject to the terms and conditions set forth in this Agreement, the Fund hereby instructs and directs the Transfer Agent to implement the AML Procedures as set forth in Section 4 below on the Fund’s behalf and delegates to the Transfer Agent the day-to-day operation of the AML Procedures. The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(f) bearing a later date than the date hereof.

1.3        The Transfer Agent agrees to perform such AML Procedures, with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

1.4        The Transfer Agent shall maintain a training program whereby Transfer Agent employees performing the Services and functions of the Agreement will receive periodic training of the requirements of its anti-money laundering programs, policies and procedures.

2.          Consent to Examination. In connection with the performance by the Transfer Agent of the AML Procedures, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.          Limitation on Delegation. The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information.

SCHEDULE 1.2(f) (continued)

AML DELEGATION

4.          AML Procedures1

4.1        Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a) On a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b) Submit all existing account registrations through applicable OFAC databases (including the SDN List), the PEP database, and such other lists as may be required from time to time by applicable regulatory authorities, and complete a review of the results of such submissions within five (5) business days of the results being available in AWD;

(c) On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d) Review certain types of redemption transactions that occur within thirty (30) days of an account establishment, registration change, or banking information change (e.g. redemption by wire within 30 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 30 days of address change);

(e) Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f) Review accounts with small balances followed by large purchases, the frequency and determination of when to conduct such reviews to be based on industry standard criteria or on such other criteria as may be mutually agreed upon by the Transfer Agent and the Fund in writing;

(g) Review accounts with frequent activity within a specified date range followed by a large redemption, the frequency and determination of when to conduct such reviews to be based on industry standard criteria or on such other criteria as may be mutually agreed upon by the Transfer Agent and the Fund in writing;

(h) Review purchase and redemption activity by check per tax identification number (“TIN”) within the Fund to determine if activity for that TIN met or exceeded the $100,000 threshold on any given day, including single checks and multiple checks that aggregate to meet or exceed the threshold in writing;

1 The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of the Transfer Agent, which have been made available to the Fund and which may be modified from time to time.

SCHEDULE 1.2(f) (continued)

AML DELEGATION

(i) Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(j) Compare all new customer accounts and registration maintenance, on a daily basis, through the Known Offenders database and notify the Fund of any match. Review accounts to identify those established by Known Offenders attempting fraud and once identified, freeze such accounts;

(k) Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a) and its applicable regulations. Provide the Fund with the necessary information for it to respond to such request within required time frame;

(l) In accordance with 31 C.F.R. 1024.220, implement a written program under which the Transfer Agent, at a minimum: (i) collects customer information in accordance with 31 C.F.R. 1024.220, (ii) establishes risk-based procedures to verify the identity of each person seeking to become a new customer of the Fund to the extent reasonable and practicable and notifies the Fund in the event such person cannot be verified, (ii) maintains records of the information used to verify the person’s identity for the periods specified by 31 C.F.R. 1024.220, and (iii) determines whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(m) Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 1010.610 for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 1010.605). The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questiom1aire. If an account is determined to have a medium or above risk-ranking, the Transfer Agent will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Fund’s AML Officer for further instruction;

(n) Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act and its applicable regulations, including 31 C.F.R 1010.651 through 31 C.F.R. 1010.670; and

SCHEDULE 1.2(f) (continued)

AML DELEGATION

(o) Obtain customer information, create and retain retrievable records required under 31 CFR 1010.410 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

4.2 In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Fund, unless prohibited by applicable law.